UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/25/2007

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31719

DE	134204626
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Golden Shore Drive
Long Beach, CA 90802-4202
(Address of principal executive offices, including zip code)

562 435 3666
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Molina Healthcare, Inc. (the "Company") has entered into a Third Amendment, dated as of May 25, 2007, of its Amended and Restated Credit Agreement dated as of March 9, 2005, with Bank of America, N.A., as administrative agent and lender. The Third Amendment, among other things, lowers the pricing under the Company's revolving secured credit facility; increases the facility's size from $180 million to $200 million (increaseable to up to $250 million subject to the satisfaction of certain conditions and obtaining commitments from existing or new lenders); refreshes the tenor of the facility to a new five year period, with a maturity date now of May 24, 2012; and amends certain covenant baskets under the credit facility, including replacing the $75 million unsecured subordinated indebtedness basket with a $250 million unsecured senior indebtedness basket, increasing the baskets for restricted payments, permitted acquisitions, and capital expenditures, and raising the maximum permitted consolidated leverage ratio (the ratio of consolidated funded debt to consolidated EBITDA for the four most recent fiscal quarters) in most instances to 2.75 to 1.0. Pursuant to the Third Amendment, the lending syndicate under the credit facility now includes Bank of America, N.A., CIBC Inc., Citicorp North America, Inc., JPMorgan Chase Bank, N.A., UBS Loan Finance LLC, U.S. Bank National Association, Harris N.A., Bear Stearns Corporate Lending Inc., City National Bank, N.A., East West Bank, Jefferies Finance CP Funding LLC, and Union Bank of California, N.A.

Borrowings under the credit facility will continue to bear interest based, at the Company's election, on the London interbank deposit rate (LIBOR) or the base rate, plus an applicable margin. The base rate will continue to equal the higher of Bank of America's prime rate or 0.5% above the federal funds rate, and the Company will continue to pay a commitment fee on the total unused commitments of the lenders under the facility. From May 25, 2007 through the date of delivery of the compliance certificate for the quarter ended June 30, 2007, the applicable margin is fixed at 0.75% for LIBOR loans and 0% for base rate loans and the commitment fee is fixed at 0.15%. Thereafter, the applicable margins and commitment fee will be based on the Company's consolidated leverage ratio. The applicable margins will now range between 0.75% and 1.75% for LIBOR loans and between 0% and 0.75% for base rate loans. The commitment fee will now range between 0.15% and 0.275%.

The Company's obligations under the credit facility remain secured by a lien on substantially all of the Company's assets and by the Company's pledge of the capital stock of its Michigan, New Mexico, Ohio, Utah, and Washington health maintenance organization subsidiaries.

The credit facility will continue to be used by the Company for working capital purposes. As of the date hereof, the outstanding principal balance under the credit facility is $30 million.

The agents and certain lenders under the credit facility and their affiliates have in the past provided, and each of the agents and lenders may in the future provide, investment banking, underwriting, lending, commercial banking, and other advisory services to the Company. These parties have received, and may in the future receive, customary compensation from the Company for such services.

A copy of the Third Amendment is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 with respect to the Third Amendment, dated as of May 25, 2007, is hereby incorporated by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Ex. 10.1 -- Third Amendment, dated as of May 25, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: May 31, 2007	By:	/s/ Mark L. Andrews
Mark L. Andrews
Chief Legal Officer and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Third Amendment, dated as of May 25, 2007.